Exhibit 99.1

IR Contact:

Sunil Mehta

(408) 387-8816

ir@leadis.com

Leadis Technology Reports Second Quarter 2004 Financial Results with 200% Revenue Increase Year-Over-Year

SUNNYVALE, California — July 28, 2004 – Leadis Technology, Inc. (Nasdaq: LDIS), a leading mixed-signal semiconductor developer of display driver ICs for small panel color displays, today announced results for the second quarter of 2004, ended June 30, 2004. Revenues for the second quarter were a record $41.3 million, up 200% from $13.8 million for the same period in 2003. Net income for the second quarter of 2004 was $6.2 million, the Company’s seventh successive quarter of profitability.

Financial Results

Revenues of $41.3 million for the second quarter of 2004 reflected an increase of 19% from $34.8 million in the first quarter of 2004. Under generally accepted accounting principles (GAAP), operating income for the second quarter was $10.1 million or 25% of revenues. Net income of $6.2 million for the second quarter was up 33% from $4.7 million in the first quarter, resulting in diluted net income of $0.24 per share. This compares to diluted net income of $0.19 per share in the first quarter of 2004.

Leadis reports net income and basic and diluted net income per share in accordance with GAAP and additionally on a non-GAAP, or pro-forma basis. In the second quarter of 2004, pro-forma net income increased to $7.4 million, or $0.29 per diluted share, from $5.7 million or $0.24 per diluted share in the first quarter of 2004 and from $1.3 million or $0.05 per diluted share in the second quarter of 2003. Pro-forma results, where applicable, exclude the effect of the amortization of stock-based compensation with the intent to enhance an overall understanding of Leadis’ past performance and prospects for the future.

“We are delighted to report results for the first time as a public company. Our success to date has exceeded our expectations in all areas of measurement,” said Dr. Steve Ahn, President and Chief Executive Officer. “We are extremely excited with our financial performance, customer progress and new product introduction in the second quarter of 2004. I am especially proud that we have achieved seven successive quarters of profitability.”

Leadis reported cash and short-term investments of $102.3 million as of June 30, 2004, a significant increase from the March 31, 2004 balance of $28.9 million. Leadis raised $76.6 million in net proceeds from its initial public offering of common stock in June 2004.

Business Summary

During the second quarter, sales of the Company’s products continued to increase. Overall unit sales increased to a record 14 million units in the second quarter of 2004 from 11 million units in the first quarter.

Leadis began volume shipment of two new products during the quarter, further expanding its display driver IC product portfolio to seven products. The new products were the LDS162, a monochrome STN driver for main mobile phone displays, and the LDS514, a 65K color OLED driver for the outside display of clamshell phones.

“We are very encouraged by the wide acceptance of our products and our overall progress in terms of further penetration with our existing and new customers. Our products have established strong footholds in the color STN and OLED markets and unit sales increased for both these product families,” said Dr. Ken Lee, Executive Vice President and Chief Technology Officer. “As a first mover of OLED driver technology, we maintained our technical leadership by introducing the LDS514 as the latest member of the 65K color product family.”

Business Outlook

“Our outstanding second quarter results follow a seasonal pattern of growth after a slower first quarter in the mobile handset industry,” said Dr. Ahn. “We project continued expansion of our product portfolio and modest revenue growth for the third quarter of 2004 during the seasonally slower summer months for the industry.”

Based on information currently available to the Company, expectations for the third quarter of 2004 are as follows:

•	Revenues are expected to be between $40 - $43 million reflecting strong growth from $21 million in the third quarter of 2003 and above our prior expectation.

•	Gross margin, which varies with product mix, selling price and unit costs, is expected to be approximately 33-34% and within the range of our long term model.

•	Average diluted shares outstanding are expected to be approximately 31 million.

•	GAAP diluted earnings per share are expected to be between $0.13 to $0.16 and on a pro-forma basis between $0.17 to $0.20.

Conference Call Today

Leadis Technology will broadcast its conference call discussion of second quarter fiscal 2004 financial results today, Wednesday, July 28, 2004 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).

To listen to the call, dial 800-818-5264 approximately ten minutes before the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for one week. To access the replay, dial 888-203-1112. The confirmation code is 576715.

A live webcast of the call will be available on the investor relations section of the Company’s web site, http://ir.leadis.com. An archived webcast of the call will remain available for six months.

About Leadis Technology, Inc.

Leadis Technology, Inc., headquartered in Sunnyvale, California, designs, develops and markets mixed-signal semiconductors that enable and enhance the features and capabilities of small panel displays, focusing on the mobile handset market. Leadis’ core products are color display drivers which are critical components of displays used in mobile consumer electronic devices. For more information, visit www.leadis.com.

Cautionary Language

This press release regarding financial results for the quarter ended June 30, 2004 and expectations for the third quarter of 2004 contains forward-looking statements based on current Leadis Technology expectations. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to future events are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Leadis Technology but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that Leadis may not be able to maintain its current revenue growth rate or gross margin levels; risks that one or more of the Company’s concentrated group of customers may reduce demand or price for the Company’s products or a particular product; dependence on a limited number of products; risks that shortages of supply of other components of mobile consumer electronic devices may limit customer demand to purchase Leadis’ products; quarterly fluctuations in revenue and operating results due to seasonal fluctuations in demand for consumer electronic devices; risks that Leadis’ foundry suppliers may not allocate to it sufficient silicon wafers to meet its demand due to Leadis’ lack of long-term supply contracts with foundries and tightening foundry capacity; risks that Leadis may not be able to manage its growth; risks that Leadis’ new products may not be able to be completed in a timely fashion or gain market acceptance; risks with managing international activities; intellectual property litigation risk; the semiconductor industry’s cyclical nature; geographic concentration of foundries, assembly and test facilities and customers in the Pacific Rim, subjecting Leadis to risks of natural disasters, epidemics and political unrest; and other factors. For a discussion of these and other factors that could impact Leadis’ financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to Leadis’ final prospectus filed with the SEC on June 16, 2004, in the sections titled Risk Factors and Special Note regarding Forward-Looking Statements, which is available at www.leadis.com.

LEADIS TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended June 30,
	June 30, 2004	March 31, 2004	June 30, 2003	2004	2003
Revenue	$41,325	$34,763	$13,780	$76,088	$22,021

Costs and expenses:
Cost of revenue	26,061	21,790	10,405	47,851	16,280
Research and development	2,655	3,297	853	5,952	1,574
Selling, general and administrative	1,368	1,353	728	2,721	1,367
Stock based compensation	1,112	1,008	157	2,119	163

Total costs and expenses	31,196	27,448	12,143	58,643	19,384

Operating income	10,129	7,315	1,637	17,445	2,637
Interest and other income, net	64	436	37	500	54

Income before provision for income taxes	10,193	7,751	1,674	17,945	2,691
Provision for income taxes	3,981	3,082	586	7,064	942

Net income	$6,212	$4,669	$1,088	$10,881	$1,749

Net income per share:
Basic	$0.28	$0.23	$0.05	$0.51	$0.09

Diluted	$0.24	$0.19	$0.05	$0.43	$0.08

Shares used in computing net income per share:
Basic	21,858	20,755	20,498	21,353	20,348
Diluted	25,751	24,197	23,298	25,066	22,802

LEADIS TECHNOLOGY, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended June 30,
	June 30, 2004	March 31, 2004	June 30, 2003	2004	2003
GAAP net income	$6,212	$4,669	$1,088	$10,881	$1,749

Adjustments:
Cost of revenue due to stock based compensation	70	46	5	116	5
Stock based compensation	1,112	1,008	157	2,119	163

Adjusted net income	$7,394	$5,723	$1,250	$13,116	$1,917

Shares used in computing GAAP net income per share:
Basic	21,858	20,755	20,498	21,353	20,348
Diluted	25,751	24,197	23,298	25,066	22,802

Adjusted net income per share:
Basic	$0.34	$0.28	$0.06	$0.61	$0.09
Diluted	$0.29	$0.24	$0.05	$0.52	$0.08

LEADIS TECHNOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30, 2004	March 31, 2004	December 31, 2003
ASSETS

Current assets:
Cash and cash equivalents	$102,334	$28,917	$22,956
Restricted cash	—	—	1,500
Accounts receivable, net	27,561	25,394	28,213
Inventory	9,239	10,878	5,863
Prepaid expenses and other current assets	6,303	1,967	1,425

Total current assets	145,437	67,156	59,957
Property and equipment, net	1,024	1,054	979
Other assets	871	763	716

Total assets	$147,332	$68,973	$61,652

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$20,694	$26,199	$25,123
Accrued liabilities	6,313	4,970	3,595
Taxes payable	2,057	3,557	4,281
Deferred revenue	33	70	488

Total current liabilities	29,097	34,796	33,487
Other noncurrent liabilities	370	286	258
Commitments
Mandatorily redeemable convertible preferred stock	—	14,300	14,300
Stockholders’ equity:
Common stock and additional paid-in capital	102,045	11,045	6,604
Deferred stock-based compensation	(5,656)	(6,718)	(3,592)
Retained earnings	21,476	15,264	10,595

Total stockholders’ equity	117,865	19,591	13,607

Total liabilities and stockholders’ equity	$147,332	$68,973	$61,652